                                                                    EXHIBIT 2.19



                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is made as of the 18th day of October, 1995, by and between JONES INTERCABLE, INC., a Colorado corporation ("Seller"), and JONES CABLE HOLDINGS, INC., a Colorado corporation ("Buyer").

                                    RECITALS

         A. Seller owns and operates (i) a cable television system in and around the Towns of Marana and Oro Valley, Arizona and Pima County, Arizona (the "Pima System"); (ii) a cable television system in and around Anne Arundel County, Maryland and Fort George M. Meade, Maryland (the "Anne Arundel System"); (iii) a cable television system in and around the Towns of Indian Head and La Plata, Maryland, Indian Head Naval Ordnance Station and Charles and St. Mary's Counties, Maryland (the "Charles County System"); (iv) a cable television system in and around the Towns of Empire, Georgetown and Silverplume, Colorado, the City of Idaho Springs, Colorado and unincorporated Clear Creek County, Colorado (the "Clear Creek System"); and (v) a cable television system in and around the Town of Dearing, Georgia, the City of Thomson, Georgia, McDuffie County, Georgia, the Town of Trenton, South Carolina, the City of North Augusta, South Carolina, and Edgefield and Aiken Counties, South Carolina (the "North Augusta System"); and

         B. Seller owns 100% of the outstanding stock of (i) Evergreen Intercable, Inc. ("Evergreen"), which owns and operates a cable television system in and around certain portions of Jefferson County, Colorado (the "Evergreen System"), (ii) Jones Tri-City Intercable, Inc. ("Tri-City"), which owns and operates a cable television system in and around certain portions of Jefferson County, Colorado, Arapahoe County, Colorado and the Town of Morrison, Colorado (the "Tri-City System"); and (iii) Jones Intercable of Alexandria, Inc. ("Jones of Alexandria"), which owns and operates a cable television system in and around the City of Alexandria, Virginia and Fort Myer, Virginia (the "Alexandria System"); and

         C. Seller is party to that certain Asset Purchase Agreement dated as of February 22, 1995, as amended (the "Augusta Purchase Agreement") with Cable TV Fund 12-B, Ltd. ("Fund 12-B"), by which Seller has agreed to purchase from Fund 12-B the cable television system owned by Fund 12-B in and around the Cities of Augusta, Blythe and Hephzibah, Georgia and the Counties of Burke, Columbia and Richmond, Georgia (the "Augusta System"); and

         D.      Seller desires to sell to Buyer, and Buyer desires to purchase
(i) from Seller, (a) the Pima System and the North Augusta System, (b) the stock of Jones of Alexandria (the "Alexandria Stock"), (c) Seller's rights and obligations under the Augusta Purchase Agreement, and (d) certain cash of Seller and (ii) from Evergreen and Tri-City (together, the "Cable Subsidiaries"), respectively, the Evergreen System and the Tri-City System (together, the "Subsidiary Systems"), which Subsidiary Systems (and the Clear Creek System) will be purchased by a subsidiary of Seller (the "Colorado Subsidiary"). In addition, Seller desires to transfer the Anne Arundel System and the Charles County System (together, the "Maryland Systems") to its wholly-owned subsidiary, Jones Communications of Maryland, Inc. ("JCM") in exchange for the issuance by JCM of 100% of its stock (the "JCM Stock") to Seller, and Seller desires to subsequently sell to Buyer, and Buyer desires to purchase from Seller, the JCM Stock.

                                   AGREEMENT

         In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall (or, with respect to the Subsidiary Systems, cause the Cable Subsidiaries to) sell, convey, assign, transfer and deliver to Buyer, and Buyer shall (or with respect to the Subsidiary Systems and the Clear Creek System, cause the Colorado Subsidiary to) purchase from Seller (or, with respect to the Subsidiary Systems, from the Cable Subsidiaries):

                 (a) On the Augusta Closing Date (as defined in Paragraph 13 hereof), (i) all of Seller's rights and obligations under the Augusta Purchase Agreement (the "Augusta Purchase Rights") and (ii) cash in an amount equal to the sum of (A) One Million and no/100's Dollars ($1,000,000.00) plus
(B) the purchase price due to Fund 12-B pursuant to the Augusta Purchase Agreement for the sale by Fund 12-B of the System, as adjusted as required by the Augusta Purchase Agreement (which amount, prior to such adjustments being made, is





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


One Hundred Forty-Two Million Six Hundred Eighteen Thousand and no/100's Dollars ($142,618,000.00)).

                 (b) On the Second Closing Date (as defined in Paragraph 13 hereof), all of Seller's interest in (i) the Pima System, the North Augusta System and the Clear Creek System (collectively, the "Owned Systems") and the Cable Assets (as defined in Paragraph 2 hereof), (ii) the Alexandria Stock,
(iii) the JCM Stock (provided, that prior to the transfer of the JCM Stock to Buyer, Seller shall have transferred the Maryland Systems to JCM in exchange for the issuance to Seller by JCM of such stock) and (iv) cash in an amount equal to $250,000,000.00 (which amount shall be deemed to include the purchase deposits made in escrow by Seller in favor of (A) Benchmark/Manassas Cable Fund Limited Partnership ("Benchmark") pursuant to that certain Asset Purchase Agreement dated as of May 31, 1995 between Seller and Benchmark, as assigned by Seller to Jones of Alexandria pursuant to that certain Assignment and Assumption Agreement dated as of September 1, 1995 between Seller and Jones of Alexandria (the "Benchmark Purchase Agreement") and (B) Cablevision of Manassas Park, Inc. ("CMP") pursuant to that certain Asset Purchase Agreement dated as of May 31, 1995 between Seller and CMP, as assigned by Seller to Jones of Alexandria pursuant to that certain Assignment and Assumption Agreement dated as of September 1, 1995 (the "CMP Purchase Agreement"); and the purchase deposit made in escrow by Jones of Alexandria in favor of Columbia Associates, L.P. ("Columbia") pursuant to that certain Asset Purchase Agreement dated as of June 30, 1995 between Jones of Alexandria and Columbia (the "Columbia Purchase Agreement" and, with the CMP Purchase Agreement and the Benchmark Purchase Agreement, the "New Virginia System Purchase Agreements")) less the amount of cash delivered to Buyer on the Augusta Closing Date.

         All of the assets described above in this Paragraph 1 shall be transferred and sold free and clear of all security interests, liens, pledges, charges and encumbrances (other than (w) liens for taxes not yet subject to penalties for nonpayment and liens for taxes the payment of which is being contested or the time for doing so has not yet expired; (x) zoning laws and ordinances and similar legal requirements; (y) rights reserved to any governmental authority to regulate the affected Assets; and (z) as to real property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not





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individually or in the aggregate materially interfere with the right or ability to own, use or operate the real property or to convey good, marketable and indefeasible title to such real property (collectively, the "Permitted Liens").

         2. Assets Conveyed. The assets to be conveyed to Buyer and, as applicable, the Colorado Subsidiary, hereunder (the "Assets") shall consist of:

         (a) With respect to the Owned Systems, all of the assets and properties of Seller and the Cable Subsidiaries, whether real, personal, tangible or intangible, of whatever description and wherever located, now owned or used by Seller or the Cable Subsidiaries solely in connection with Seller's or the Cable Subsidiaries' ownership or operation of the Owned Systems, except those items excluded pursuant to Paragraph 3 hereof, but including all additions made between the date hereof and the Closing Date, to the end that all of Seller's and the Cable Subsidiaries' assets owned on the Closing Date which are used or owned solely in connection with Seller's or the Cable Subsidiaries' ownership or operation of the Owned Systems shall be sold and transferred to Buyer. Such assets (collectively, the "Cable Assets") shall include, without limitation:

                 (i) all of Seller's and the Cable Subsidiaries' towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets owned or used by Seller or the Cable Subsidiaries solely in connection with Seller's or the Cable Subsidiaries' ownership or operation of the Owned Systems;

                 (ii) the franchises, leases, agreements, permits, consents, licenses and other contracts, pole line or joint pole agreements, underground conduit agreements, agreements for the reception or transmission of signals by microwave, easements, rights-of-way and construction permits, if any, and any other obligations and agreements between Seller or the Cable Subsidiaries and suppliers and customers, which are owned or used by Seller or the Cable Subsidiaries solely in connection with Seller's or the Cable Subsidiaries' ownership and operation of the Owned Systems;





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                 (iii)    the real property owned and used solely in connection
with the Owned Systems;

                 (iv) all accounts receivable of Seller and the Cable Subsidiaries arising in connection with the Owned Systems;

                 (v) all engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes owned or developed by or for Seller or the Cable Subsidiaries and intended for use solely in connection with the Owned Systems;

                 (vi) all promotional graphics, original art work, mats, plates, negatives and other advertising or related materials developed by or for Seller or the Cable Subsidiaries and intended for use solely in connection with the Owned Systems; and

                 (vii) all of Seller's and the Cable Subsidiaries' correspondence files, lists, records and reports concerning customers and prospective customers of the Owned Systems, concerning television stations whose transmissions are or may be carried as a part of the Owned Systems and concerning all dealings with Federal, state, and local regulatory agencies relating to the ownership or operation of the Owned Systems, including all reports filed by or on behalf of Seller or the Cable Subsidiaries with the Federal Communications Commission (the "FCC") in connection with the Owned Systems and any Statements of Account of the System filed by or on behalf of Seller or the Cable Subsidiaries with the United States Copyright Office in connection with the Owned Systems; provided however, that Seller and the Cable Subsidiaries shall not transfer to Buyer the licenses and agreements identified on Exhibit A attached hereto (the "Additional Agreements") until Seller or the Cable Subsidiaries have obtained the approval of the parties granting the Additional Agreements to such transfer, whereupon such Additional Agreements shall be deemed to be included in the assets to be transferred to Buyer pursuant to this Agreement.

         (b) The Alexandria Stock, which shall consist of 1000 shares of the Common Stock of Jones of Alexandria.

         (c) The JCM Stock, which shall consist of 1000 shares of the Common Stock of JCM.





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





         (d)     The Augusta Purchase Rights.

         (e) Cash in the amount of Two Hundred Fifty Million and no/100's ($250,000,000.00), (which includes the deposits made by Seller and Jones of Alexandria pursuant to the New Virginia Systems Purchase Agreements), which shall be conveyed to Buyer as described in Paragraphs 1, 4 and 13 hereof.

         3.      Excluded Assets.          The following properties and assets
relating to the Owned Systems and their business operations shall be retained by Seller and, as applicable, the Cable Subsidiaries, and shall not be sold, assigned or transferred to Buyer:

         (a) all claims, rights and interest in and to any refunds for Federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date which are attributable to the Assets, including without limitation, fees paid to the United States Copyright Office; and

         (b) assets which would otherwise be deemed Assets, but which have been disposed of in the normal course of business or with the written consent of Buyer between the date hereof and the Closing Date.

         4. Purchase Price. Subject to the adjustments to be made in accordance with Paragraph 5 hereof, the total purchase price for the Assets shall be Five Hundred Twenty-Three Million Four Hundred Five Thousand Six Hundred Twelve and no/100's ($523,405,612.00) (the "Purchase Price"), which shall be payable by Buyer to Seller as follows:

         (a) At the Augusta Closing (as defined in Paragraph 13 below), Buyer shall deliver to Seller a promissory note substantially in the form attached hereto as Exhibit B (the "Augusta Note"), the principal amount of which shall be equal to the amount of cash which has been delivered to Buyer by Seller at the Augusta Closing; to wit, the sum of (i) One Million and no/100's Dollars ($1,000,000.00) and (ii) the purchase price due to Fund 12-B pursuant to the Augusta Purchase Agreement for the acquisition of the Augusta System, as such amount is adjusted as required by the Augusta Purchase Agreement.





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         (b)     At the Second Closing (as defined in Paragraph 13 below),
Buyer shall deliver to Seller a promissory note in the form attached hereto as Exhibit B (the "Second Note"), the principal amount of which shall be equal to
(i) the Purchase Price, subject to the adjustments made in accordance with Paragraph 5 below, less (ii) the amount of the Augusta Note.

         5. Adjustments. All adjustments provided for herein with respect to this transaction shall increase or decrease the Purchase Price, as appropriate, and shall be made as of the close of business (5:01 p.m., Mountain
Time) on the Second Closing Date.

         (a) Rent, pole rents, franchise fees, taxes, power and utility fees and deposits, insurance premiums, licenses, customer prepayments and deposits attributable to the Owned Systems, and other prepayments and amounts due which are attributable to the Owned Systems shall be prorated and debited or credited to Seller or Buyer, as applicable. For purposes of adjustments made under this Paragraph 5(a), the subscriber accounts receivable of the Owned Systems which are due and payable for and with respect to the month in which the Closing takes place shall be prorated as of the Closing Date.

         (b) The Purchase Price shall be reduced by any accounts payable, accrued expenses and vehicle lease obligations for which Seller or the Cable Subsidiaries would otherwise be liable hereunder in connection with the Owned Systems, but for which the obligation for payment is assumed by Buyer.

         (c) Seller and Buyer shall jointly determine the adjustments required by this Paragraph 5 at the Closing. The net amount to which Buyer or Seller, as the case may be, is entitled pursuant hereto shall be thereupon paid by Buyer or Seller, as the case may be, by an adjustment to the Purchase Price. All adjustments made at Closing shall be tentative and shall be subject to final adjustment within 90 days after Closing.

         6. Assumption of Liabilities. Buyer shall assume and discharge all debts, liabilities and obligations of Seller (and shall cause the Colorado Subsidiary to assume and discharge all debts, liabilities and obligations of the Cable Subsidiaries) arising with respect to periods subsequent to (a) the Augusta Closing Date insofar as such debts, liabilities and obligations of Seller arise under the Augusta Purchase Agreement and (b) the Second Closing Date under





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any franchise, license, permit, lease, instrument or agreement transferred to
Buyer hereunder and, with respect to periods prior to and including the Second Closing Date, shall assume and discharge all obligations of Seller with respect to the Owned Systems to the extent that the Purchase Price has been reduced pursuant to Paragraph 5(b) hereof to reflect, as applicable, Buyer's and the Colorado Subsidiary's assumption of such obligations; provided, however, that Buyer and the Colorado Subsidiary, as applicable, shall not assume the Additional Agreements until Seller has obtained the approval of the parties granting the Additional Agreements to Seller's or the Cable Subsidiaries' transfer of the Additional Agreements to Buyer or the Colorado Subsidiary, as applicable, whereupon the Additional Agreements shall be deemed to be included in the assets to be assumed by Buyer or the Colorado Subsidiary, as applicable, hereunder. Buyer shall indemnify and hold harmless Seller from and against any and all damages, costs, claims and expenses (the "Indemnifiable Claims") arising by reason of the ownership, operation or control of the Assets after the Second Closing Date; provided, however, that Buyer shall not indemnify and hold harmless Seller from any Indemnifiable Claims arising under Additional Agreements as a result of actions relating to any period before Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer. Anything herein to the contrary notwithstanding, there is hereby excluded from the assumed obligations, and Seller and the Cable Subsidiaries, as applicable, shall retain and discharge, and indemnify and hold Buyer and the Colorado Subsidiary, as applicable, harmless from and against, any and all Indemnifiable Claims to the extent they arise (a) out of any debt, liability or obligation arising with respect to periods prior to the Second Closing Date for which no reduction of the Purchase Price has been made pursuant to Paragraph 5(b) hereof, (b) out of any debt, liability or obligation arising under the Additional Agreements arising as a result of actions relating to any period before Seller has obtained the approval of the parties granting the Additional Agreements to Seller's or the Cable Subsidiaries' transfer of the Additional Agreements to Buyer, and (c) any debt, liability or obligation of Seller or the Cable Subsidiaries not expressly assumed hereunder, whenever arising.

         7. Seller's Representations. Seller hereby represents and warrants to Buyer that:

         (a) Each of Seller and the Cable Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller and the Cable Subsidiaries each have all requisite corporate power and authority to own and operate its properties and to carry on its business as now and where being conducted.

         (b) All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action of Seller; provided, however, that the approval of the Board of Directors of Seller of the execution, delivery and performance of this Agreement has not been obtained as of the date hereof, but Seller will use its best efforts to obtain such approval, which must be received prior to the Augusta Closing Date. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

         (c) Subject to the receipt of any required consents, Seller and the Cable Subsidiaries each have full legal power, right and authority to sell and convey to Buyer and the Colorado Subsidiary, as applicable, legal and beneficial title to the Assets, and Seller's and the Cable Subsidiaries' sale to Buyer and the Colorado Subsidiary, as applicable, shall transfer good and marketable title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind, other than Permitted Liens.

         (d) The execution, delivery and performance of this Agreement by Seller will not violate any provision of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Seller is a party or by which Seller or the Assets are bound. The execution, delivery and performance of this Agreement by Seller will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets.

         (e) The Alexandria Stock and the JCM Stock has been duly and validly authorized, and is issued and outstanding, fully paid and nonassessable. There





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are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, conversion rights or other agreements or arrangements of any character or nature whatever (other than the rights granted to Buyer hereunder) under which Seller is or may be obligated to issue any shares of capital stock of Jones of Alexandria or JCM or warrants or options to purchase any shares of capital stock of Jones of Alexandria or JCM.

         (f) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened, by or before any governmental authority, or any arbitrator, by or against or affecting or relating to Seller or the Cable Subsidiaries which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

         8. Buyer's Representations. Buyer hereby represents and warrants to Seller that:

         (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Buyer has all requisite corporate power and authority to own and operate its properties and to carry on its business as now and where being conducted.

         (b) All necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Buyer has been duly and validly authorized and approved by all necessary action of Buyer; provided, however, that the approval of the Board of Directors of Buyer of the execution, delivery and performance of this Agreement has not been obtained as of the date hereof, but Buyer will use its best efforts to obtain such approval, which must be received prior to the Augusta Closing Date. This Agreement is a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except insofar as the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally, and by general principles of equity.

         (c) The execution, delivery and performance of this Agreement by Buyer will not violate any provision of law and will not, with or without the





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


giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Buyer is a party or by which Buyer is bound.

         (d) Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to Buyer's knowledge, threatened, by or before any governmental authority, or any arbitrator, by or against or affecting or relating to Buyer which, if adversely determined, would restrain or enjoin the consummation of the transactions contemplated by this Agreement or declare unlawful the transactions or events contemplated by this Agreement or cause any of such transactions to be rescinded.

         9. Conditions Precedent to Buyer's Obligations - Augusta Transaction. The obligations of Buyer under this Agreement with respect to the purchase and sale of the Augusta Purchase Rights shall be subject to the fulfillment on or prior to the Augusta Closing Date of each of the following conditions:

         (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Augusta Closing Date. Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Augusta Closing Date. Seller shall have furnished Buyer with an executed certificate of an authorized officer of Seller dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

         (b) Seller shall have delivered to Buyer evidence of the approval by the Board of Directors of Seller of the execution, delivery and performance of this Agreement.

         (c) No judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction in any litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii) would prohibit Buyer's ownership or operation of any portion of the any of the Augusta System.





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





         10. Conditions Precedent to Seller's Obligations - Augusta Transaction. The obligations of Seller under this Agreement with respect to the Augusta Purchase Rights shall be subject to the fulfillment on or prior to the Augusta Closing Date of each of the following conditions:

         (a) All of the representations and warranties by Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date. Buyer shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Augusta Closing Date. Buyer shall have furnished Seller with an executed certificate of an authorized officer of Buyer dated as of the Augusta Closing Date, certifying to the fulfillment of the foregoing conditions.

         (b) Buyer shall have delivered to Seller evidence of the approval by the Board of Directors of Buyer of the execution, delivery and performance of this Agreement.

         (c) No judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction in any litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii) would prohibit Buyer's ownership or operation of any portion of any of the Augusta System.

         11. Conditions Precedent to Buyer's Obligations - Second Transaction. The obligations of Buyer under this Agreement with respect to the purchase and sale of the Assets other than the Augusta Purchase Rights shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the Second Closing Date. Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Second Closing Date.
Seller shall have furnished Buyer with an executed certificate of an authorized officer of Seller dated as of the Second Closing Date, certifying to the fulfillment of the foregoing conditions.





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


         (b) Seller shall have delivered to Buyer such instruments, consents and approvals of third parties as are necessary to transfer the Assets (other than the Augusta Purchase Rights) to Buyer (and, with respect to the Subsidiary Systems and the Clear Creek System, to the Colorado Subsidiary) pursuant to this Agreement, including, without limitation, evidence of the approval by the Board of Directors of Seller of the execution, delivery and performance of this Agreement.

         (c) No judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction in any litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii) would prohibit Buyer's or the Colorado Subsidiary's, as applicable, ownership or operation of any portion of the any of the Assets.

         12. Conditions Precedent to Seller's Obligations - Second Transaction. The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets other than the Augusta Purchase Rights shall be subject to the fulfillment on or prior to the Second Closing Date of each of the following conditions:

         (a) All of the representations and warranties by Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Second Closing Date. Buyer shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Second Closing Date. Buyer shall have furnished Seller with an executed certificate of an authorized officer of Buyer dated as of the Second Closing Date, certifying to the fulfillment of the foregoing conditions.

         (b) Buyer shall have delivered to Seller evidence of the approval by the Board of Directors of Buyer of the execution, delivery and performance of this Agreement.

         (c) No judgment shall have been entered and not vacated by any governmental authority of competent jurisdiction in any litigation or arising therefrom, which (i) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement or (ii)





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





would prohibit Buyer's or the Colorado Subsidiary's, as applicable, ownership or operation of any portion of the any of the Assets.

         13.     Closing.  Two closings shall be held hereunder as follows:

         (a) The closing of the purchase and sale of the Augusta Purchase Rights (the "Augusta Closing") shall be held in the office of Seller, 9697 E. Mineral Avenue, Englewood, Colorado 80112, on such date as the parties shall mutually agree (the "Augusta Closing Date").

                 (i)      At the Augusta Closing, Seller shall deliver to
                          Buyer:

                          (A) An executed form of an Assignment and Assumption Agreement acceptable to Seller and Buyer covering the assignment by Seller to Buyer and the assumption by Buyer of the Augusta Purchase Rights (the "Augusta Assignment and Assumption Agreement");

                          (B)     The certificate described in Paragraph 9(a);

                          (C)     The cash described in Paragraph 4(a); and

                          (D) Such other documents and instruments as shall be necessary to effect the intent of this Agreement with respect to the Augusta Purchase Rights and consummate the transactions contemplated by this Agreement with respect to the Augusta Purchase Rights (collectively, the "Additional Augusta Closing Documentation").

                 (ii)     At the Augusta Closing, Buyer shall delivery to
                          Seller:

                          (A)     The executed Assignment and Assumption
                                  Agreement;

                          (B)     The certificate described in Paragraph 10(a);

                          (C)     The Augusta Note; and

                          (D)     The Additional Augusta Closing Documentation.

         (b) The closing of the purchase and sale of the Assets other than the Augusta Purchase Rights (the "Second Closing") shall be held in the offices of Seller, 9697 E. Mineral Avenue, Englewood, Colorado 80112, on such date as the parties shall agree (the "Second Closing Date").

                 (i)      At the Second Closing, Seller shall deliver to Buyer:

                          (A) An executed Assignment and Assumption Agreement acceptable to Seller and Buyer covering the assignment by Seller and the assumption by Buyer of all intangible assets included in the Assets other than the Augusta Purchase Rights (the "Second Assignment and Assumption Agreement");

                          (B)     The certificate described in Paragraph 11(a);

                          (C)     The cash described in Paragraph 4(b);

                          (D) The stock certificates evidencing all of the Alexandria Stock and the JCM Stock, with any necessary stock powers attached; and

                          (E) All such other documents and instruments as shall be necessary to effect the intent of this Agreement with respect to the Assets (other than the Augusta Purchase Rights) and consummate the transactions contemplated by this Agreement (other than the transfer by Seller and assumption by Buyer of the Augusta Purchase Rights), including without limitation, any necessary deeds, bills of sale and certificates of title (collectively, the "Additional Second Closing Documentation").

                 (ii)     At the Second Closing, Buyer shall deliver to Seller:

                          (A)     The executed Assignment and Assumption
                                  Agreement;

                          (B)     The certificate described in Paragraph 12(a);

                          (C)     The Second Note; and

                          (D)     The Additional Second Closing Documentation.

         14. Brokerage. Seller represents and warrants to Buyer that Seller will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Seller's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Buyer's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Paragraph 14.

         15.     Miscellaneous.

         (a) Buyer shall have the right, upon notice to Seller, to assign prior to the Closing Date, in whole or in part, its rights and obligations hereunder to any affiliate of Buyer, including, without limitation, any direct or indirect subsidiary of Buyer, any public limited partnership or partnerships of which Buyer or any affiliate of Buyer is a general partner or any joint venture or general partnership of which Buyer, or any affiliate of Buyer, or any of such public limited partnership or partnerships is a constituent partner, or to any subsidiary of Buyer or other entity controlled by, controlling or under common control with Buyer, or, subject to Seller's consent, to any other entity.

         (b) From time to time after the Closing Date, Seller shall, if requested by Buyer, (or, if applicable, shall cause the Cable Subsidiaries, to ) make, execute and deliver to Buyer or the Colorado Subsidiary, as applicable, such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer or the Colorado Subsidiary, as applicable, all of Seller's and the Cable Subsidiaries' right, title and interest in and to the Assets covered by this Agreement. Such efforts and assistance shall be without cost to Buyer.

         (c) This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado. This Agreement may not be modified or amended except by an agreement in writing executed by both Buyer and Seller.

         (d) Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and the rights acquired by Buyer under this Agreement shall be paid by Buyer.

         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                      SELLER:
                                      ------

                                      JONES INTERCABLE, INC.,
                                               a Colorado corporation

                                      By:      /s/ Kevin P. Coyle
                                               --------------------------------
                                      Title:   Group Vice President/Finance


                                      BUYER:
                                      -----

                                      JONES CABLE HOLDINGS, INC.,
                                               a Colorado corporation

                                      By:      /s/ J. Roy Pottle
                                               --------------------------------

                                      Title:   Treasurer

                                   EXHIBIT A
                  (Attached to and made a part of that certain
                    Purchase and Sale Agreement dated as of
                        October 18, 1995 by and between
                           Jones Intercable, Inc. and
                          Jones Cable Holdings, Inc.)


                       Assets Not Transferred at Closing
                        (to be transferred automatically
                     upon receipt of third party consents)

PIMA COUNTY SYSTEM

1. Town of Marana, Arizona franchise (consent required to transfer franchise from JIC to JCH)

2. Town of Oro Valley, Arizona franchise (consent required to transfer franchise from JIC to JCH)

3. Pima County, Arizona franchise (consent required to transfer franchise from JIC to JCH)

4. Commercial Lease dated February 3, 1987, with 4-D Properties (consent required to transfer from JIC to JCH)

5. Pima County Headend Lease dated September 9, 1988, with Carlyle Real Estate Limited Partnership-XIII (consent required to transfer from JIC to JCH)

6. Pima County Headend Lease dated June 22, 1988, with Riverbend Estates Homeowners ASsociation (consent required to transfer from JIC to JCH)

7. Standard Industrial Lease - Net, dated April 15, 1991, with Martin and Donnabeth Lippman, successors in interest to James M. and Patsy I. Chamberlain (consent required to transfer from JIC to JCH)

8. License Agreement for Attachment on Tucson Electric Power Company Poles and Anchors in the County of Pima, dated January 1, 1988, with Tucson Electric Power Company to serve Pima County, Arizona (consent required to transfer from JIC to JCH).

9. License Agreement for Attachment on Tucson Electric Power Company Poles and Anchors in the Town of Marana, dated January 1, 1988, with Tucson Electric Power Company to serve the Town of Marana, Arizona (consent required to transfer from JIC to JCH).

10. License Agreement for Attachment on Tucson Electric Power Company Poles and Anchors in the Town of Oro Valley, dated January 1, 1988, with Tucson Electric Power Company to serve the Town of Oro Valley, Arizona (consent required to transfer from JIC to JCH).

11. License Agreement for Attachment on Trico Electric Cooperative, Inc. Poles, dated November 22, 1988, with Trico Electric Cooperative, Inc. to serve Pima County, Arizona (consent required to transfer from JIC to JCH).

12. General License Agreement for Pole Attachments and/or Conduit Occupancy dated February 22, 1922, with U S WEST Communications, Inc. (formerly The Mountain States Telephone and Telegraph Company) to serve Pima County, Arizona (consent required to transfer from JIC to JCH).

13. Business Radio License WT-744-2653 (FCC filing required to transfer license from JIC to JCH)

14. CARS License WHZ-572 (FCC filing required to transfer license from JIC to JCH)

15. Earth Station License E880935 (FCC filing required to transfer license from JIC to JCH)

16. Microwave License WNTB-819 (FCC filing required to transfer license from JIC to JCH)

17. Microwave License WNTB-820 (FCC filing required to transfer license from JIC to JCH)

CLEAR CREEK COUNTY SYSTEM

1. City of Idaho Springs, Colorado franchise (consent required to transfer franchise from JIC to JCC)

2. Clear Creek County, Colorado franchise (consent required to transfer franchise from JIC to JCC)

3. 0Lease Agreement dated September 1, 1993, with James Maxwell, Sr. requires written notice to be given in the event of an assignment

4. License for Pole Usage, as amended, dated February 23, 1995, with Public Service Company of Colorado to provide cable television service to the area in and around Empire, Colorado (consent required to transfer from JIC to JCC).

5. License for Pole Usage, as amended, dated February 23, 1995, between Public Service Company of Colorado and Colorado Intercable, Inc.to provide cable television service to the area in and around Georgetown, Colorado (consent required to transfer from JIC to JCC).

6. License for Pole Usage, as amended, dated February 23, 1995, with Public Service Company of Colorado to provide cable television service to the area in and around Idaho Springs, Colorado (consent required to transfer from JIC to JCC).

7. Earth Station License E 8928 (FCC filing required to transfer license from JIC to JCC)

8. Earth Station License E930372 (FCC filing required to transfer license from JIC to JCC)

JEFFERSON COUNTY SYSTEM (EVERGREEN)

1. Jefferson County, Colorado franchise (Evergreen) (consent required to transfer franchise from Evergreen to JCC)

2. Cable TV License for Pole Usage Document No. 12142 (Evergreen) dated March 16, 1993, with Public Service Company of Colorado to serve the area of Evergreen, Colorado (consent is required to transfer from Evergreen to JCC)

3. Earth Station License KR-95 (Evergreen) (FCC filing required to transfer license from Evergreen to JCC)


JEFFERSON COUNTY SYSTEM (TRI-CITY)

1. Jefferson County, Colorado franchise (Tri-City) (consent is required to transfer franchise from Tri-City to JCC)

2. Arapahoe County, Colorado franchise (consent is required to transfer franchise from Tri-City to JCC)

3. Agreement for Joint Use of Electric System Poles for Cable Television Attachments dated May 1, 1987, with The Intermountain Rural Electric Association (Willow Springs, Willowbrook, Dakotah at Willow Springs); (consent is required to transfer from Tri-City to JCH).

6. Cable TV License for Pole Usage Document No. 37827 dated September 19, 1994, with Public Service Company of Colorado (consent is required to transfer from Tri-City to JCC and to grant a security interest).

7. Business Radio License WNQV-232 (FCC filing required to transfer license from Tri-City to JCC)

8. Business Radio License WQP 395 (FCC filing required to transfer license from Tri-City to JCC)

9. Earth Station License E3092 (FCC filing required to transfer license from Tri-City to JCC)

10. Earth Station License E5292 (FCC filing required to transfer license from Tri-City to JCC)


ALEXANDRIA, VIRGINIA SYSTEM

1. Business Radio License WNVX 206 (stock transfer will require consent of FCC, and name change will require an FCC filing)

NORTH AUGUSTA SYSTEM

1. City of North Augusta, South Carolina franchise (consent is required to transfer franchise from JIC to JCH).

2. Agreement for Joint Use of Electric System Poles for Television Antenna Service Attachments dated October 1, 1984, as amended, with Aiken Electric Cooperative, Inc. to serve North Augusta and Clearwater, South Carolina (consent is required to transfer from JIC to JCH).

3. Pole Attachment Agreement - Community Antenna Television (CATV) dated January 8, 1991, as amended, with Georgia Power Company to serve the City of Thomson, Georgia (consent is required to transfer from JIC to JCH).

4. License Agreement for Pole Attachments and/or Conduit Occupancy dated March 16, 1994, with BellSouth Telecommunications, Inc. d/b/a Southern Bell Telephone and Telegraph Company to serve the corporate limits of North Augusta, plus unincorporated areas of Aiken County, South Carolina (consent is required to transfer from JIC to JCH).

5. License Agreement for Pole Attachments and/or Conduit Occupancy in Georgia dated October 1, 1984, as amended, with Southern Bell Telephone and Telegraph Company to serve the City of Thomson plus unincorporated McDuffie County, Georgia (consent is required to transfer from JIC to JCH).

6. Master Agreement for Attachments of Cables, Amplifiers and Associated Equipment for the Distribution of Television Signals dated November 10, 1994, with South Carolina Electric & Gas Company to serve unincorporated areas of Aiken and Edgefield Counties, and the City of North Augusta and Town of Trenton, South Carolina; Facilities Transfer Agreement dated November 10, 1994, with South Carolina Electric & Gas Company (consent is required to transfer from JIC to JCH).

7. Wireline Crossing Agreement dated March 20, 1989, as amended, with CSX Transportation, Inc. for crossings at or near Dearing, McDuffie County, Georgia (consent is required to transfer from JIC to JCH).

8. Agreement dated February 6, 1995, with Norfolk Southern Railway Company for aerial wireline crossings at or near Trenton, South Carolina (consent is required to transfer from JIC to JCH).


CHARLES COUNTY, MARYLAND SYSTEM

1. Indian Head Naval Ordnance Station franchise (consent is required to transfer franchise from JIC to JCM).

2. CATV License Agreement for Pole Attachments and/or Conduit Occupancy in the State of Maryland (Agreement No. 73233) dated August 1, 1993, with The Chesapeake and Potomac Telephone Company of Maryland (consent is required to transfer from JIC to JCM).

3. Utility Pole, Underground Duct Rental and Real Estate Agreement (No. N6247788RP00015) dated December 8, 1987, as amended, with the United States Department of Navy, Naval Ordnance Station, Indian Head, Maryland (consent is required to transfer from JIC to JCM).

4. Agreement for Joint Use of Poles for Television Antenna Service Attachments dated April 1, 1990, with Southern Maryland Electric Cooperative, Inc. to serve a certain area of Charles County, Maryland (consent is required to transfer from JIC to JCM).

5. License Agreement For Wire, Pipe and Cable Transverse Crossings and Longitudinal Occupations No. C2025 dated April 19, 1982, as amended, with Consolidated Rail Corporation for Valuation Station 1512+74+-, located 2217 feet east of MP 29 at a point 2.42 miles east of the Station of Waldorf, Charles County, Maryland (consent is required to transfer from JIC to JCM).

6. License Agreement For Wire, Pipe and Cable Transverse Crossings and Longitudinal Occupations No. C2026 dated April 20, 1982, as amended, with Consolidated Rail Corporation for a location 298 feet east of MP 31 at a point .07 of a mile east of the Station of Waldorf, Charles County, Maryland (consent is required to transfer from JIC to JCM).

7. License Agreement For Wire, Pipe and Cable Transverse Crossings and Longitudinal Occupations No. C2524 dated February 25, 1986, as amended, with Consolidated Rail Corporation for a location at Valuation Station 1829+95+-, 2223 feet north of MP 35 at a point .53 of a mile south of the Station of Indian Head Junction, Charles County, Maryland (consent is required to transfer from JIC to JCM).

8. Wire Line License Agreement No. C2066 dated May 26, 1982, as amended, with Consolidated Rail Corporation for a location at Valuation Station 2049+82+-, located 1363 feet north of MP 39 and .06 of a mile south of the station at La Plata, Charles County, Maryland (consent is required to transfer from JIC to JCM).

9. License for Nonfederal Use of Real Property No. N6247791RP00005 dated November 8, 1990, with the United States Department of the Navy, Naval Ordnance Station, Indian Head, Maryland (consent is required to transfer from JIC to JCM).

10. Business Radio (SMRS) license WNMO677 (FCC filing required to transfer license from JIC to JCM)

11. CARS license WLY-453 (FCC filing required to transfer license from JIC to JCM).

12. Earth Station license E6748 (FCC filing required to transfer license from JIC to JCM).

13. Earth Station license E950383 (FCC filing required to transfer license from JIC to JCM).


ANNE ARUNDEL, MARYLAND SYSTEM

1. County of Anne Arundel, Maryland franchise (consent is required to transfer franchise from JIC to JCM).

2. County of Anne Arundel, Maryland (Heritage Harbour) franchise (consent is required to transfer franchise from JIC to JCM).

3. County of Anne Arundel, Maryland (North Anne Arundel County) franchise (consent is required to transfer franchise from JIC to JCM).

4. Fort George G. Meade, Maryland franchise (consent is required to transfer franchise from JIC to JCM).

5. Pole/Trench License Agreement dated May 19, 1987, as amended, with Baltimore Gas and Electric Company (consent is required to transfer from JIC to JCM).

6. Pole/Trench License Agreement dated March 7, 1986, as amended, with Baltimore Gas and Electric Company to serve Heritage Harbour (consent is required to transfer from JIC to JCM).

7. CATV License Agreement for Pole Attachments and/or Conduit Occupancy in the State of Maryland (Agreement #73234) dated August 1, 1993, with The Chesapeake and Potomac Telephone Company of Maryland (consent is required to transfer from JIC to JCM).

8. Duct Lease Agreement dated October 6, 1988, with Baltimore Gas and Electric Company for Marley Station Road and State Route 10 (consent is required to transfer from JIC to JCM).

9. Duct Lease Agreement dated July 7, 1989, with Baltimore Gas and Electric Company for East Frontage Road and Benfield Blvd. (consent is required to transfer from JIC to JCM).

10. License Agreement No. 19-04-423 dated March 23, 1994, with National Railroad Passenger Corporation (d/b/a Amtrak) for a crossing at Milepost 113+3512, at or near Odenton Station, Anne Arundel County, Maryland (consent is required to transfer from JIC to JCM).

11. License Agreement for Wire, Pipe and Cable Transverse Crossings and Longitudinal Occupations dated December 7, 1983, as amended, with Consolidated Rail Corporation for a crossing at Valuation Station 9+10+- located 904 feet west of point of switch 0+06+-, at a point in the vicinity of the Station of Odenton, Anne Arundel County, Maryland (consent is required to transfer from JIC to JCM).

12. Business Radio license KNBF768 (FCC filing required to transfer license from JIC to JCM).

13. Business Radio license WPHX754 (FCC filing required to transfer license from JIC to JCM).

14. Earth Station license WX24 (FCC filing required to transfer license from JIC to JCM).

                                   EXHIBIT B
                  (Attached to and made a part of that certain
                    Purchase and Sale Agreement dated as of
                        October 18, 1995 by and between
                           Jones Intercable, Inc. and
                          Jones Cable Holdings, Inc.)

                                  Form of Note

         THE INDEBTEDNESS OR OTHER OBLIGATIONS EVIDENCED BY THIS INTERCOMPANY NOTE ARE SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF THE OBLIGATIONS (AS DEFINED IN THE INTERCOMPANY SUBORDINATED DEBT AGREEMENT HEREINAFTER REFERRED TO) PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE INTERCOMPANY SUBORDINATED DEBT AGREEMENT TO BE ENTERED INTO BY JONES INTERCABLE, INC. AND JONES CABLE HOLDINGS, INC. IN FAVOR OF THE HOLDERS (AS DEFINED IN SUCH INTERCOMPANY SUBORDINATED DEBT AGREEMENT), THE PROVISIONS OF WHICH ARE INCORPORATED HEREIN AND BY THIS REFERENCE MADE A PART HEREOF.

Variable Interest Rate Note  _____________, 1995            ($______________)

                 Jones Cable Holdings, Inc., a Colorado corporation (the "Maker"), for value received hereby promises to pay on _____________, 2005 (the "Maturity Date") to the order of Jones Intercable, Inc. (the "Payee") at 9697 East Mineral Avenue, Englewood, Colorado 80112, in lawful money of the United States of America in immediately available funds, at such location in the United States of America as the Payee shall from time to time designate, the lessor of (a) ___________ and No/100th Dollars ($_________) and (b) the unpaid principal amount of all loans made hereunder by the Payee to the Maker.

                 The Maker promises also to pay interest on the unpaid principal amount hereof in like money at said location from the date hereof until paid, at a rate per annum equal to the Payee's weighted average interest rate applicable from time to time with respect to the Payee's indebtedness. Subject to the provisions of the Intercompany Subordinated Debt Agreement, interest shall be paid as follows: On March 1 and September 1 of each year, the Maker shall pay to the Payee all or a portion of the interest due hereunder in an amount equal to (i) the amount required to be paid by the Payee in respect of interest payments on the 9 5/8% Senior Notes due 2000 and the 10 1/2% Senior Subordinated Debentures Due 2008 less (ii) amount otherwise available to the Payee for the payment of such obligations. Subject to the provisions of the Intercompany Subordinated Debt Agreement, on January 1 and July 1 of each year, the Maker shall pay to the Payee all or a portion of the interest due hereunder in an amount equal to (i) the amount required to be paid by the Payee in respect of interest payments 11 1/2% Senior Subordinated Debentures Due 2004 less (ii) amount otherwise available to the Payee for the payment of such obligations. Any interest not paid pursuant to the above provisions or otherwise shall be paid on the Maturity Date. Notwithstanding anything to the contrary contained herein, the Maker shall not be required to make any payment of interest hereunder if such payment would result in a violations of or cause a Default or Event of Default under the hereinafter defined Credit Agreement. The principal of this Intercompany Subordinated Note may be prepaid from time to time without premium or penalty.

                 This Intercompany Subordinated Note is an "Intercompany Subordinated Note" contemplated by and as such term is defined in the Credit Agreement to be entered into among the Maker, as borrower, the Restricted Subsidiaries of the Maker from time to time parties thereto, the several lenders from time to time parties thereto (the "Lenders"), the Managing Agents, the Syndication Agent and the Documentation Agent named therein and NationsBank of Texas, N.A., as administrative agent thereunder, as the same may be amended, supplemented or otherwise modified from time to time (the "Credit Agreement").

                 This Intercompany Subordinated Note shall become immediately due and payable (the "Payee Acceleration") at such time as the Lenders have declared the indebtedness of the Maker under the Credit Agreement to be due and payable thereunder prior to its stated maturity (the "Credit Agreement Acceleration"); provided, however, if the Lenders under the Credit Agreement rescind the Credit Agreement Acceleration or otherwise reinstate the Credit Agreement, then the Payee agrees that the Payee Acceleration shall be automatically rescinded and this Intercompany Subordinated Note shall be automatically reinstated.

                 The Payee is authorized to endorse on a schedule to be annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each loan made by the Payee to the Maker hereunder. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error or any error in any such endorsement shall not affect the obligations of the Maker in respect of any such loan.

                 All payments under this Intercompany Note shall be made without offset, counterclaim or deduction of any kind.

                 The Maker hereby waives presentment, demand, protest or notice of any kind in connection with this Intercompany Note.

                 So long as the Obligations (as defined in the Credit Agreement) remain outstanding, the Payee shall not transfer or assign this Intercompany Note other than to the Administrative Agent (as defined in the Credit Agreement) for the benefit of the

Lenders to secure the payment of the Obligations or transferees of such holders, without the prior written consent of the Lenders.

                 THE INTERCOMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO.

                 IN WITNESS WHEREOF, the Maker has caused this Intercompany Note to be duly executed as of the above written date.

                                         JONES CABLE HOLDINGS, INC.



                                         By:
                                             ----------------------------------
                                         Name:
                                               --------------------------------
                                         Title:
                                                -------------------------------

By its execution hereinbelow, the Payee consents and agrees to be bound by the provisions of this Intercompany Note applicable to it.


                                         JONES INTERCABLE, INC.



                                         By:
                                             ----------------------------------
                                         Name:
                                               --------------------------------
                                         Title:
                                                -------------------------------